Exhibit 99.1

April 5, 2006	CONTACTS:	Media Relations – Kathleen A. Sauvé
	Phone:	713/759-3635

Investor Relations – Brenda J. Peters
	Phone:	713/759-3954
	Toll Free:	800/659-0059

TEPPCO GENERAL PARTNER ELECTS THOMPSON PRESIDENT AND CHIEF EXECUTIVE OFFICER

HOUSTON – Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P. (NYSE: TPP), today announced that its board of directors has elected Jerry E. Thompson as President and Chief Executive Officer of the general partner of TEPPCO, and as a director on the board of the general partner.

Thompson joins TEPPCO after a distinguished 35 year career with CITGO Petroleum Corporation. At the time of his retirement from CITGO in March 2006, Thompson had served as Chief Operating Officer of CITGO since 2003. During his career, Thompson advanced from a process engineer to positions of increasing responsibilities in the operations, supply and logistics, business development, planning and financial aspects of CITGO, including his election as Vice President of Refining in 1987 and as Senior Vice President in 1998. He earned a Bachelor of Science degree in Chemical and Petroleum Refining Engineering from the Colorado School of Mines and has attended executive and leadership development courses at Cornell University, Harvard Business School and Wharton.

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“It is my pleasure to announce the election of Jerry Thompson as President and Chief Executive Officer of TEPPCO,” said Dan L. Duncan, Chairman of EPCO, Inc. and the indirect owner of the general partner of TEPPCO. “Jerry is a well respected leader in the refined products industry and brings a wealth of experience and successes to TEPPCO. We believe his accomplishments and relationships in the motor gasoline and olefins businesses will benefit TEPPCO as we pursue and execute our plans to grow the partnership.”

TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of approximately $4 billion, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, an indirect subsidiary of EPCO, Inc., is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s Web site at www.teppco.com.

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